Exhibit 4.7
Airbnb, Inc.

Warrant Amendment Agreement No. 2
This Warrant Amendment Agreement No. 2 (the “Amendment”), dated as of March 30, 2021, is entered into by and between Airbnb, Inc., a Delaware corporation (the “Corporation”), and TCS Finance 1, LLC (the “Warrantholder”), a Delaware limited liability company, in order to amend that certain Warrant No. 1 to Purchase 145,263 Shares of Class A Common Stock dated as of July 22, 2020 (the “Warrant”), as previously amended by the Warrant Amendment Agreement, by and between the Corporation and the Warrantholder, dated as of November 24, 2020 (“Amendment No. 1”).

RECITALS

Whereas, Section 18 of the Warrant provides that the Warrant may be modified or amended and the observance of any term waived, in each case, only with the written consent of the Warrantholder and the Corporation (collectively, the “Requisite Amendment Parties”);

Whereas, the Requisite Amendment Parties have previously approved Amendment No. 1;

Whereas, the undersigned constitute the Requisite Amendment Parties under the Warrant; and

Whereas, the Corporation and the Warrantholder, constituting the Requisite Amendment Parties, are entering into this Amendment No. 2 to further amend the Warrant.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the promises and covenants contained herein and in the Warrant, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:
1.Effective Date. This Amendment will become effective immediately upon the execution hereof by the Corporation and the Requisite Amendment Parties.
2.Amendment.    The Paragraph 1 of Section 12(ii) of the Warrant is hereby amended and restated to read in full as provided in Exhibit A.
3.Governing Law. This Amendment shall be governed by and construed under the laws of the State of Delaware, without giving effect to its principles regarding conflicts of law.
4.Counterparts; Facsimile Signatures. This Amendment may be executed in multiple counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. For purposes of this Amendment, facsimile or .PDF signatures shall be deemed originals.
5.Effect of Amendment. This Amendment shall form a part of the Warrant for all purposes, and each party thereto and hereto shall be bound hereby. From and after the Effective Date, any reference to the Warrant shall be deemed a reference to such Warrant as amended hereby and by Amendment No. 1.

Except as expressly modified by this Amendment and Amendment No. 1, the Warrant shall remain unmodified and in full force and effect.
6.Waiver or Amendment. This Amendment may be modified or amended and the observance of any term of this Amendment (including, without limitation, Section 7 hereof), may be waived, in each case, only with the written consent of the Corporation and the Warrantholder.
(Signature page follows)

In Witness Whereof, the parties have executed this Warrant Amendment Agreement No. 2 as of the date set forth on the first page hereto.

TCS FINANCE 1, LLC, as the Warrantholder

By: /s/ Joshua Peck
Name: Joshua Peck
Title: Vice President

AIRBNB, INC., as the Corporation

By: /s/ David E. Stephenson
Name: David E. Stephenson
Title: Chief Financial Officer

(Signature Page to Warrant Amendment Agreement)

Exhibit A

Form of Amended and Restated Paragraph 1 of Section 12(ii)

(ii)    Certain Issuances of Common Shares or Convertible Securities. If the Corporation shall issue shares of Common Stock (or rights or warrants or other securities exercisable or convertible into or exchangeable (collectively, a “conversion”) for shares of Common Stock) (collectively, “convertible securities”) (other than in a Permitted Transaction or a transaction to which subsection (i) of this Section 12 is applicable) at a price per share (or having a conversion or exercise price per share) that is less than the Exercise Price in effect immediately prior to such issuance of such shares (or such convertible securities) (the “Pre-Issuance Exercise Price”) then, in such event, (A) there shall be calculated a fraction (I) the denominator of which shall be the sum of (x) the number of shares of Common Stock of the Corporation outstanding on such date and (y) the number of additional shares of Common Stock issued (or into which convertible securities may be exercised or convert) and (II) the numerator of which shall be the sum of (1) the number of shares of Common Stock outstanding on such date and (2) the number of shares of Common Stock which the aggregate consideration receivable by the Corporation for the total number of shares of Common Stock so issued (or into which convertible securities may be exercised or convert) would purchase at the Pre-Issuance Exercise Price (such fraction, the “Adjustment Factor”); and (B) the Exercise Price payable upon exercise of the Warrant shall be adjusted by multiplying such Pre-Issuance Exercise Price by the Adjustment Factor. For the avoidance of doubt, no adjustment shall be implemented under this subsection unless the Adjustment Factor is less than 1.0. For purposes of the foregoing calculations, all shares of Common Stock issuable upon exercise of Options (as defined in the Restated Certificate) outstanding immediately prior to such issuance or upon conversion or exchange of Convertible Securities (as defined in the Restated Certificate) (including the Preferred Stock (as defined in the Restated Certificate)) outstanding (assuming exercise of any outstanding Options (as defined in the Restated Certificate) therefor) immediately prior to such issuance shall be treated as outstanding shares of Common Stock.